EXHIBIT 99.1

Compass Therapeutics Reports 2024 Financial Results and Provides Corporate Update

  Top-line Phase 2/3 data readout for COMPANION-002, evaluating tovecimig (CTX-009 - a DLL4 x VEGF-A bispecific antibody) in patients with biliary tract cancer (BTC), is on track for the end of the first quarter 2025.
  Supported initiation of an Investigator Sponsored Study (IST) evaluating tovecimig in patients with BTC in the first-line setting, with patient dosing expected in the first quarter 2025.
  Continued to advance CTX-10726 (PD-1 x VEGF-A bispecific antibody) towards expected year-end 2025 IND filing, with clinical data expected in 2026.
  Planning to initiate two Phase 2 clinical trials in mid-2025 using novel biomarkers: tovecimig [in DLL4-positive colorectal cancer (CRC) in combination with chemotherapy] and CTX-471 (in NCAM/CD56 expressing tumors).
  Fully enrolled the third dosing cohort in the Phase 1 dose-escalation study of CTX-8371 (PD-1 x PD-L1 bispecific antibody), with preliminary data expected in the second half of 2025.
  Ended 2024 with $127 million in cash and marketable securities, which is expected to provide cash runway into the first quarter 2027.

BOSTON, Feb. 27, 2025 (GLOBE NEWSWIRE) -- Compass Therapeutics, Inc. (Nasdaq: CMPX), a clinical-stage, oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases, today reported full 2024 financial results and provided a business update.

“In 2024, we established a strong foundation for what we expect will be a transformational year ahead for Compass,” said Thomas Schuetz, MD, PhD, Chief Executive Officer and Vice Chairman of the Board of Directors. “We completed enrollment of COMPANION-002, our study of tovecimig in patients with advanced BTC, and we continue to expect data at the end of this quarter. We also worked closely to support an IST at The University of Texas MD Anderson Cancer Center evaluating tovecimig in the front-line setting for patients with BTC, and we expect that study to begin enrolling patients shortly. In patients with CRC, we reported a 5% ORR for tovecimig as a monotherapy in heavily pre-treated patients, and we are using these results to inform the design of our next study.

“Throughout 2024 we also advanced CTX-10726, our PD-1 x VEGF-A bispecific antibody, through preclinical development. We expect to report preclinical data this year that clearly differentiates its product profile relative to other antibodies in this class, and we continue to advance towards an expected IND filing by year end, with clinical data in 2026.

“The clinical study that we completed for CTX-471, our novel CD137 agonist antibody, is informing the design of our Phase 2 clinical study expected to begin in mid-2025, using a new potential biomarker of activity, NCAM (CD56). Finally, we advanced a Phase 1 study of CTX-8371, our novel bispecific checkpoint blocker (PD-1 x PD-L1), and recently completed dosing of the first three cohorts with no dose limiting toxicities observed.”

Dr. Schuetz continued, “Our balance sheet remains strong and we ended the year with $127 million, extending our cash runway into 2027.”

2024 Accomplishments and 2025 Pipeline Updates:

Tovecimig (DLL4 and VEGF-A bispecific antibody)

  Top-line data readout in the U.S. on track for the end of Q1 2025 for COMPANION-002, the Company’s Phase 2/3 randomized trial of tovecimig in combination with paclitaxel in patients with advanced BTC.
  An IST of tovecimig in patients with BTC in the first-line setting at The University of Texas MD Anderson Cancer Center is open, with patient dosing expected to begin in the first quarter 2025. Tovecimig will be added to the standard first-line regimen of gemcitabine, cisplatin, and durvalumab.
  In 2024, completed enrollment in COMPANION-003 and tovecimig demonstrated a 5% ORR as a monotherapy in patients with CRC treated in the third- and fourth-line setting.
  Continuing to plan for the initiation of a Phase 2 study in patients with DLL4-positive CRC in the second-line setting in combination with chemotherapy, which is expected to initiate in mid-2025.

CTX-10726 (PD-1 x VEGF-A bispecific antibody)

  CTX-10726 is a tetravalent PD-1 x VEGF-A bispecific antibody discovered and engineered at Compass. CTX-10726 is designed to synergistically deliver VEGF-A blockade and checkpoint inhibition, potentially applicable to multiple solid tumor indications. The bispecific antibody demonstrates a highly stable structure with high affinity target binding. CTX-10726 exhibits more potent PD-1 blockade compared with data reported for other drugs in the class.
  In 2024, advanced preclinical development and IND-enabling studies for CTX-10726. We expect to submit an IND by the end of 2025.

CTX-471 (CD137 agonist antibody)

  CTX-471 is a CD137 agonist antibody, which binds to a unique epitope of the co-stimulatory molecule 4-1BB with an optimized affinity.
  In 2024, presented CTX-471 clinical data at multiple scientific meetings, including data demonstrating durable clinical responses in Phase 1 presented at the American Society of Clinical Oncology (ASCO) Annual Meeting and data showing a correlation between levels of NCAM (CD56) expression and disease control presented at the 39th Society for Immunotherapy of Cancer 2024 Annual Meeting.
  Phase 2 trial initiation of CTX-471 in patients with tumors expressing NCAM (CD56) is expected in mid-2025.

CTX-8371 (PD-1 x PD-L1 bispecific antibody)

  CTX-8371 is a next generation bispecific checkpoint inhibitor that simultaneously targets PD-1 and PD-L1 and exhibits a unique mechanism-of-action that involves cleavage of cell surface PD-1.
  In 2024, initiated dosing of the Phase 1 dose-escalation study of CTX-8371. As of February 2025, we have enrolled the third dosing cohort of the dose escalation study with no dose limiting toxicities (DLTs) observed to date.

Financial Results

Net loss for the year ended December 31, 2024, was $49.4 million or $0.36 per common share, compared to $42.5 million or $0.33 per common share for the same period in 2023.

Research and Development (R&D) Expenses

R&D expenses were $42.3 million for the year ended December 31, 2024, as compared to $38.1 million for the same period in 2023, an increase of $4.2 million or 11%. This increase was primarily attributable to additional program spending on tovecimig of $2.4 million and $1.3 million on CTX-471.

General and Administrative (G&A) Expenses

G&A expenses were $15.1 million for the year ended December 31, 2024, as compared to $12.2 million for the same period in 2023, an increase of $2.9 million or 24%.

Cash Position

As of December 31, 2024, cash and marketable securities were $127 million as compared to $152 million as of December 31, 2023, providing the Company with an anticipated cash runway into 2027. During 2024, $45 million of net cash was used in operating activities, and this was offset by $18 million of cash raised through the company’s ATM in the first quarter of 2024.

About Compass Therapeutics
Compass Therapeutics, Inc. is a clinical-stage oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases. Compass’s scientific focus is on the relationship between angiogenesis, the immune system, and tumor growth. The company pipeline of novel product candidates is designed to target multiple critical biological pathways required for an effective anti-tumor response. These include modulation of the microvasculature via angiogenesis-targeted agents, induction of a potent immune response via activators on effector cells in the tumor microenvironment, and alleviation of immunosuppressive mechanisms used by tumors to evade immune surveillance. Compass plans to advance its product candidates through clinical development as both standalone therapies and in combination with proprietary pipeline antibodies based on supportive clinical and nonclinical data. The company was founded in 2014 and is headquartered in Boston, Massachusetts. For more information, visit the Compass Therapeutics website at https://www.compasstherapeutics.com.

Forward-Looking Statements
This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Compass’s financial position to continue advancing its product candidates, expectations about cash runway, business and development plans, and statements regarding Compass’s product candidates, including their development and clinical trial milestones such as the expected trial design, timing of enrollment, patient dosing and data readouts, regulatory plans with respect to Compass’s product candidates and the therapeutic potential thereof. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, Compass’s ability to raise the additional funding it will need to continue to pursue its business and product development plans, the inherent uncertainties associated with developing product candidates and operating as a development stage company, Compass’s ability to identify additional product candidates for development, Compass’s ability to develop, complete clinical trials for, obtain approvals for and commercialize any of its product candidates, competition in the industry in which Compass operates and market conditions. These forward-looking statements are made as of the date of this press release, and Compass assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Compass files with the U.S. Securities and Exchange Commission (SEC) available at www.sec.gov, including without limitation Compass’s latest Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the SEC.

Investor Contact
ir@compasstherapeutics.com
Media Contact
Anna Gifford, Chief of Staff
media@compasstherapeutics.com
617-500-8099

Compass Therapeutics, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(unaudited)
Licensing revenue	$—	$—	$850	$—
Operating expenses:
Research and development	13,034	12,428	42,342	38,120
General and administrative	3,535	2,961	15,133	12,243
Total operating loss	(16,569)	(15,389)	(56,625)	(50,363)
Other income	1,540	1,974	7,250	7,869
Net loss	$(15,029)	$(13,415)	$(49,375)	$(42,494)
Net loss per share - basic and diluted	$(0.11)	$(0.11)	$(0.36)	$(0.33)

Compass Therapeutics, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands, except par value)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$43,483	$24,228
Marketable securities	83,239	128,233
Prepaid expenses and other current assets	6,029	1,420
Total current assets	132,751	153,881
Property and equipment, net	353	898
Operating lease, right-of-use ("ROU") asset	6,731	1,776
Other assets	568	320
Total assets	$140,403	$156,875
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,249	$4,090
Accrued expenses	6,287	2,514
Operating lease obligations, current portion	338	1,197
Total current liabilities	8,874	7,801
Operating lease obligations, long-term portion	6,296	536
Total liabilities	15,170	8,337
Total stockholders' equity	125,233	148,538
Total liabilities and stockholders' equity	$140,403	$156,875